Exhibit 99.1

Syntel Reports First Quarter 2009 Financial Results

Highlights:

•	Q1 revenue of $96.4M

•	Q1 EPS of $0.66 per diluted share

•	EPS favorably impacted by $0.10/share ($4.3M) reversal of tax reserves

•	Q1 cash & short term investments of $138.0M

TROY, Mich. – April 27, 2009 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the first quarter, ended March 31, 2009.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter decreased two percent to $96.4 million, compared to $98.5 million in the prior-year period and eight percent sequentially from $104.7 million in the fourth quarter of 2008. Revenue was adversely impacted by currency headwinds, reduced pricing and reductions in discretionary spending. During the first quarter, Applications Outsourcing accounted for 70 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 19 percent, e-Business contributing nine percent and Team Sourcing at two percent.

The Company’s gross margin was 46.5 percent in the first quarter, compared to 40.3 percent in the prior-year period and 48.3 percent in the fourth quarter of 2008.

Selling, General and Administrative (SG&A) expenses were 19.4 percent in the first quarter of 2009, compared to 20.8 percent in the prior-year period and 19.4 percent in the fourth quarter of 2008. Syntel’s income from operations was 27.1 percent in the first quarter as compared to 19.4 percent in the prior-year period and 28.9 percent in the fourth quarter of 2008.

Operating margins during the quarter were favorably impacted by depreciation in the Indian Rupee and proactive cost management. These benefits were partially offset by losses in currency hedging, which negatively impacted “other income”. During the quarter, Syntel reversed $4.3 million of global tax reserves which were no longer required. This had a positive effect on EPS of $0.10 per share.

Net income for the first quarter was $27.3 million or $0.66 per diluted share, compared to $20.4 million or $0.49 per diluted share in the prior-year period and net income of $26.7 million or $0.64 per diluted share in the fourth quarter of 2008.

Operational Highlights

“We continue to see the impacts of the global recession on our client’s behaviors and as a result, Syntel’s top line growth. The combination of currency headwinds, pricing pressure and delayed decision making are impacting our revenue,” said Syntel Chief Executive Officer and President Keshav Murugesh. “Clients are focused on stabilizing their business models, adjusting their strategic plans and prioritizing initiatives going forward. This has resulted in delayed decision making with respect to many projects, and aggressively driving operational efficiency and cost reduction on others.”

“In this difficult macroeconomic environment, Syntel remains focused on helping our clients meet their changing business needs and continuing to drive operational efficiencies internally. That being said, we must continue to invest in our business to drive increased value to all key stakeholders including our clients, employees and shareholders. We believe that Syntel remains well positioned to capitalize on the mega-trend towards globalization of services.”

2009 Guidance

Based on current visibility levels and an exchange rate assumption of 50.0 rupees to the dollar, the Company is updating 2009 guidance to reflect revenue of $385 to $415 million, and EPS in the range of $2.12 to $2.42.

Syntel to Host Conference Call

Syntel will discuss its first quarter results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (877) 219-1781. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available by dialing (800) 642-1687 and entering “96314390” from 2:00 p.m. on April 27, 2009 until midnight on May 4, 2009. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of March 31, 2009, Syntel employed more than 11,700 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 12, 2009.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED MARCH 31,
	2009	2008
Net revenues	$96,434	$98,514
Cost of revenues	51,562	58,828

Gross profit	44,872	39,686

Selling, general and administrative expenses	18,724	20,528

Income from operations	26,148	19,158

Other income, net	985	1,009

Income before provision for income taxes	27,133	20,167

Income tax expense (benefit)	(216)	(267)

Net income	$27,349	$20,434

Dividend per share	$0.06	$0.06

EARNINGS PER SHARE:
Basic	$0.66	$0.50
Diluted	$0.66	$0.49

Weighted average common shares outstanding:
Basic	41,356	41,135

Diluted	41,435	41,284

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March, 31 2009	December, 31 2008
ASSETS

Current assets:
Cash and cash equivalents	$57,774	$65,031
Short term investments	80,180	67,293
Accounts receivable, net of allowance for doubtful accounts of $2,094 and $440 at March 31, 2009 and December 31, 2008, respectively	43,216	48,558
Revenue earned in excess of billings	11,776	6,506
Deferred income taxes and other current assets	18,737	19,373

Total current assets	211,683	206,761

Property and equipment	112,593	114,163
Less accumulated depreciation and amortization	42,064	40,385

Property and equipment, net	70,529	73,778

Goodwill	906	906

Deferred income taxes and other non current assets	14,422	13,400

	$297,540	$294,845

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$18,864	$23,942
Income taxes payable	2,769	8,630
Accounts payable and other current liabilities	22,646	25,420
Deferred revenue	4,646	5,116

Total current liabilities	48,925	63,108

Other non current liabilities	5,228	4,907

Total liabilities	54,153	68,015

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	243,387	226,830

Total liabilities and shareholders’ equity	$297,540	$294,845